EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its First Quarter Ended June 30, 2019

MCLEAN, Va., July 31, 2019 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) today announced earnings for its first quarter ended June 30, 2019. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the investor relations section of the Company’s website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	June 30, 2019	March 31, 2019	Change	% Change
For the quarter ended:
Total investment income	$17,310	$16,103	$1,207	7.5%
Total expenses, net(A)	8,455	10,648	(2,193)	(20.6)
Net investment income(A)	8,855	5,455	3,400	62.3
Net realized gain (loss)	533	(19,500)	20,033	(102.7)
Taxes on deemed distribution of long-term capital gains	—	(13,500)	13,500	NM
Net unrealized (depreciation) appreciation	(3,342)	29,953	(33,295)	(111.2)
Net increase in net assets resulting from operations(A)	6,046	2,408	3,638	151.1
Net investment income per weighted-average common share(A)	0.27	0.17	0.10	58.8
Adjusted net investment income per weighted-average common share(B)	0.25	0.23	0.02	8.7
Net increase in net assets resulting from operations per weighted-average common share(A)	0.18	0.06	0.12	200.0
Cash distribution per common share from net investment income	0.20	0.14	0.06	42.9
Cash distribution per common share from realized gains(C)	0.09	0.07	0.02	28.6

Weighted-average yield on interest-bearing investments	13.1	13.0	0.1	0.8
Total dollars invested	$51,230	$7,725	$43,505	NM
Total dollars repaid and collected from sales	41,480	843	40,637	NM

As of:
Total investments, at fair value	$631,186	$624,172	$7,014	1.1%
Fair value, as a percent of cost	105.2%	105.8%	(0.6)%	(0.6)
Net assets	$403,506	$407,110	$(3,604)	(0.9)
Net asset value per common share	12.29	12.40	(0.11)	(0.9)
Number of portfolio companies	29	30	(1)	(3.3)

 (A)      Inclusive of $(0.5) million, or $(0.02) per weighted-average common share, and $2.1 million, or $0.06 per weighted-average common share, of capital gains-based incentive fees reversed during the three months ended June 30, 2019, and accrued during the three months ended March 31, 2019, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
 (B)       See Non-GAAP Financial Measure — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
 (C)       Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended June 30, 2019, the following significant events occurred:

  Portfolio Activity:
    Invested $38.8 million through a combination of secured first lien debt and preferred equity into one new portfolio company;
    Invested $12.5 million in existing portfolio companies;
    Exited two investments, which resulted in dividend income of $2.1 million, repayment of our debt investments of $14.2 million at par, and a net realized gain of $0.5 million; and
    Received $15.8 million for the repayment of the debt of an existing portfolio company at par.

  Distributions and Dividends:
    Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of April, May, and June 2019:
      $0.068 per common share;
      $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”);
      $0.13281250 per share to holders of our 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”); and
    Paid a $0.09 per common share supplemental distribution in June 2019.

First Quarter Results: Net investment income for the quarters ended June 30, 2019 and March 31, 2019 was $8.9 million, or $0.27 per weighted-average common share, and $5.5 million, or $0.17 per weighted-average common share, respectively. This increase was a result of the increase in total investment income and the decrease in total expenses, net of credits, quarter over quarter.

Total investment income during the quarters ended June 30, 2019 and March 31, 2019 was $17.3 million and $16.1 million, respectively. The quarter over quarter increase was due to a $1.3 million increase in other income, as the timing of dividend and success fee income can be variable.

Total expenses, net of credits, during the quarters ended June 30, 2019 and March 31, 2019, were $8.5 million and $10.6 million, respectively. The quarter over quarter decrease was primarily due to a $2.6 million decrease in the capital gains-based incentive fee and a $0.6 million increase in credits to fees from the adviser, partially offset by a $0.8 million increase in the income-based incentive fee.

Net asset value per common share as of June 30, 2019 decreased to $12.29, compared to $12.40, as of March 31, 2019. The quarter over quarter decrease was primarily due to $3.3 million, or $0.10 per common share, of net unrealized depreciation of investments.

Subsequent Events:  After June 30, 2019, the following significant events occurred:

  Distributions and Dividends Declared: In July 2019, our Board of Directors declared the following monthly and supplemental cash distributions to common stockholders and monthly dividends to holders of our series of term preferred stock:
Record Date	Payment Date	Distribution per Common Share		Dividend per Share of Series D Term Preferred Stock	Dividend per Share of Series E Term Preferred Stock
July 22, 2019	July 31, 2019	$0.068		$0.13020833	$0.13281250
August 20, 2019	August 30, 2019	0.068		0.13020833	0.13281250
September 4, 2019	September 13, 2019	0.030	(A)	—	—
September 17, 2019	September 30, 2019	0.068		0.13020833	0.13281250
	Total for the Quarter:	$0.234		$0.39062499	$0.39843750

(A)	Represents a supplemental distribution to common stockholders.

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 – Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	June 30, 2019		March 31, 2019
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$8,855	$0.27	$5,455	$0.17
Capital gains-based incentive fee	(512)	(0.02)	2,098	0.06
Adjusted net investment income	$8,343	$0.25	$7,553	$0.23

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with U.S. GAAP.

Conference Call:  The Company will hold its earnings release conference call on Thursday, August 1, 2019, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 8, 2019. To hear the replay, please dial (855) 859-2056 and use the playback conference number 5695416. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through October 1, 2019.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the three months ended June 30, 2019, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.